RenaissanceRe Reports $1.8 billion of Annual Net Income Available to Common Shareholders and $2.2 billion of Operating Income Available to Common Shareholders in 2024.
RenaissanceRe Reports $198.5 million of Quarterly Net Loss Attributable to Common Shareholders and $406.9 million of Operating Income Available to Common Shareholders in Q4 2024.
Full Year 2024 Highlights
•Return on average common equity of 19.3% and operating return on average common equity of 23.5%.
•18.5% growth in book value per share and 26.0% growth in tangible book value per share plus change in accumulated dividends.
•Strong performance across Three Drivers of Profit: underwriting income of $1.6 billion, net investment income of $1.7 billion, and fee income of $326.8 million.
•Combined ratio of 83.9% and adjusted combined ratio of 81.5%.
•Repurchased $677.6 million of common shares in 2024, including $462.3 million in the fourth quarter.
•Raised $857.4 million of third-party capital in the Capital Partners unit, with a further $237.8 million raised from third-party investors effective January 1, 2025.
Fourth Quarter 2024 Highlights
•Annualized return on average common equity of (7.8)% and annualized operating return on average common equity of 16.0%.
•Combined ratio of 91.7% and adjusted combined ratio of 89.4%.
•Fee income of $77.1 million; up 8.9% from Q4 2023.
•Net investment income of $428.8 million; up 13.8% from Q4 2023.
•Mark-to-market losses of $630.3 million, primarily driven by $565.9 million of losses related to the fixed maturity portfolio.
•Hurricane Milton had a net negative impact of $270.5 million on net income (loss) available (attributable) to common shareholders and added 13.9 percentage points to the combined ratio.

Pembroke, Bermuda, January 28, 2025 - RenaissanceRe Holdings Ltd. (NYSE: RNR) (“RenaissanceRe” or the “Company”) today announced its financial results for the fourth quarter and full year 2024.
Fourth Quarter 2024

Net Income Available to Common Shareholders per Diluted Common Share: $(3.95) Operating Income Available to Common Shareholders per Diluted Common Share: $8.06
Underwriting Income $208.6M	Fee Income $77.1M	Net Investment Income $428.8M
Change in Book Value per Common Share: (3.1)% Change in Tangible Book Value per Common Share Plus Change in Accum. Dividends: (2.8)%
Operating Return on Average Common Equity, Operating Income (Loss) Available (Attributable) to Common Shareholders, Operating Income (Loss) Available (Attributable) to Common Shareholders per Diluted Common Share, Change in Tangible Book Value per Common Share Plus Change in Accumulated Dividends and Adjusted Combined Ratio are non-GAAP financial measures; see “Comments on Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

Kevin J. O’Donnell, President and Chief Executive Officer, said, “We delivered another strong year. Our primary metric -- growth in tangible book value per share plus change in accumulated dividends – was 26%. At the same time, we fulfilled our purpose while demonstrating our relevance to our customers, rapidly paying claims against a backdrop of elevated catastrophic events punctuated by two large hurricanes.
At the January 1 renewal, our long-term partnership approach was rewarded with preferential signings across our business, and we retained our attractive underwriting book. Looking forward, we believe our strong capital and liquidity positions will allow us to capture additional opportunities, bolstering our leadership position and generating superior shareholder value.”

Consolidated Financial Results - Fourth Quarter

Consolidated Highlights
	Three months ended December 31,
(in thousands, except per share amounts and percentages)	2024	2023
Gross premiums written	$1,916,751	$1,802,041
Net premiums written	1,751,628	1,587,047
Net premiums earned	2,527,566	2,249,445
Underwriting income (loss)	208,550	540,970
Combined ratio	91.7%	76.0%
Adjusted combined ratio (1)	89.4%	73.6%

Net Income (Loss)
Available (attributable) to common shareholders	(198,503)	1,576,682
Available (attributable) to common shareholders per diluted common share	$(3.95)	$30.43
Return on average common equity - annualized	(7.8)%	83.5%

Operating Income (Loss) (1)
Available (attributable) to common shareholders (1)	406,877	623,110
Available (attributable) to common shareholders per diluted common share (1)	$8.06	$11.77
Operating return on average common equity - annualized (1)	16.0%	33.0%

Book Value per Share
Book value per common share	$195.77	$165.20
Quarterly change in book value per share (2)	(3.1)%	23.6%
Quarterly change in book value per common share plus change in accumulated dividends (2)	(2.9)%	23.9%

Tangible Book Value per Share (1)
Tangible book value per common share plus accumulated dividends (1)	$205.26	$168.39
Quarterly change in tangible book value per common share plus change in accumulated dividends (1) (2)	(2.8)%	11.6%
(1)See “Comments on Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.
(2)Represents the percentage change in value during the periods presented.

Acquisition of Validus
On November 1, 2023, the Company completed its acquisition (the “Validus Acquisition”) of Validus Holdings, Ltd. (“Validus Holdings”), Validus Specialty, LLC (“Validus Specialty”) and the renewal rights, records and customer relationships of the assumed treaty reinsurance business of Talbot Underwriting Limited from subsidiaries of American International Group, Inc., Validus Holdings, Validus Specialty, and their respective subsidiaries collectively are referred to herein as “Validus.”
The results of operations and financial condition include Validus since November 1, 2023. The results of operations for the three months and year ended December 31, 2024, compared to the three months and year ended December 31, 2023, should be viewed in that context.

Three Drivers of Profit: Underwriting, Fee and Investment Income - Fourth Quarter
Underwriting Results - Property Segment: Combined ratio of 71.6%, including a 41.8 percentage point impact from Hurricane Milton

Property Segment
	Three months ended December 31,		Q/Q Change
(in thousands, except percentages)	2024	2023
Gross premiums written	$390,043	$344,597	13.2%
Net premiums written	376,136	357,953	5.1%
Net premiums earned	938,658	884,321	6.1%
Underwriting income (loss)	266,891	503,606

Underwriting Ratios
Net claims and claim expense ratio - current accident year	78.0%	31.2%	46.8	pts
Net claims and claim expense ratio - prior accident years	(37.1)%	(17.2)%	(19.9)	pts
Net claims and claim expense ratio - calendar year	40.9%	14.0%	26.9	pts
Underwriting expense ratio	30.7%	29.1%	1.6	pts
Combined ratio	71.6%	43.1%	28.5	pts
Adjusted combined ratio (1)	69.2%	41.7%	27.5	pts
(1)See “Comments on Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.
•Gross premiums written increased by $45.4 million, or 13.2%, primarily due to a $53.4 million increase in the other property class of business, in both catastrophe and non-catastrophe exposed business, reflecting the renewal of business acquired in the Validus Acquisition and organic growth.
•Net premiums written increased by $18.2 million, or 5.1%, driven by the increase in gross premiums written discussed above, partially offset by an increase in ceded premiums written.
•Net claims and claim expense ratio - current accident year increased by 46.8 percentage points, due to a higher impact from large loss events compared to the fourth quarter of 2023. Hurricane Milton added 45.9 percentage points to the catastrophe class of business and 32.7 percentage points to the other property class of business.
•Net claims and claim expense ratio - prior accident years reflected net favorable development of 37.1%, primarily driven by:
–net favorable development of $321.4 million from large catastrophe events across the 2017 to 2023 accident years, including $256.2 million from the weather-related large losses in 2021 and 2022; and
–net favorable development on attritional losses across the other property class of business.
•Underwriting expense ratio increased 1.6 percentage points, primarily due to:
–a 1.1 percentage point increase in the acquisition expense ratio, driven by the increase in acquisition expenses from purchase accounting adjustments primarily related to the Validus Acquisition, which added 2.0 percentage points to the acquisition expense ratio in the fourth quarter of 2024. This was partially offset by changes in the mix of business as a result of the continued relative growth in the catastrophe class of business, which has a lower acquisition expense ratio than the other property class of business; and
–a 0.5 percentage point increase in the operating expense ratio primarily due to an increase in operating expenses following the Validus Acquisition.
•Combined ratio increased by 28.5 percentage points, and adjusted combined ratio, which removes the impact of acquisition related purchase accounting adjustments, increased by 27.5 percentage points, each primarily due to the impact of Hurricane Milton, partially offset by higher favorable development of prior accident years net claims and claim expenses.
Underwriting Results - Casualty and Specialty Segment: Combined ratio of 103.7% and adjusted combined ratio of 101.3%, with current accident year loss ratio of 69.5%

Casualty and Specialty Segment
	Three months ended December 31,		Q/Q Change
(in thousands, except percentages)	2024	2023
Gross premiums written	$1,526,708	$1,457,444	4.8%
Net premiums written	1,375,492	1,229,094	11.9%
Net premiums earned	1,588,908	1,365,124	16.4%
Underwriting income (loss)	(58,341)	37,364

Underwriting Ratios
Net claims and claim expense ratio - current accident year	69.5%	63.0%	6.5	pts
Net claims and claim expense ratio - prior accident years	(0.3)%	(0.3)%	—	pts
Net claims and claim expense ratio - calendar year	69.2%	62.7%	6.5	pts
Underwriting expense ratio	34.5%	34.6%	(0.1)	pts
Combined ratio	103.7%	97.3%	6.4	pts
Adjusted combined ratio (1)	101.3%	94.3%	7.0	pts
(1)See “Comments on Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.
•Gross premiums written increased by $69.3 million, or 4.8%, primarily driven by increases in the other specialty and professional liability classes of business and partially offset by a decrease in the credit class of business.
•Net premiums written increased 11.9%, consistent with the drivers for gross premiums written discussed above, in addition to an overall reduction in retrocessional purchases.
•Combined ratio increased by 6.4 percentage points, and adjusted combined ratio, which removes the impact of acquisition related purchase accounting adjustments, increased by 7.0 percentage points, each primarily due to the increase in the net claims and claim expense ratio.
•Net claims and claim expense ratio - current accident year increased by 6.5 percentage points compared to the fourth quarter of 2023, driven by higher losses principally within the general casualty class of business.
•Net claims and claim expense ratio - prior accident years reflects net favorable development driven by reported losses generally coming in lower than expected on attritional net claims and claim expenses from the other specialty and credit classes of business.

Fee Income: $77.1 million of fee income, up 8.9% from Q4 2023

Fee Income
	Three months ended December 31,		Q/Q Change
(in thousands)	2024	2023
Total management fee income	$53,536	$47,769	$5,767
Total performance fee income (loss) (1)	23,568	23,014	554
Total fee income	$77,104	$70,783	$6,321
(1)Performance fees are based on the performance of the individual vehicles or products, and may be negative in a particular period if, for example, large losses occur, which can potentially result in no performance fees or the reversal of previously accrued performance fees.
•Management fee income increased $5.8 million, reflecting growth in the Company’s joint ventures and managed funds, specifically DaVinci and Fontana.
•Performance fee income remained strong, driven by positive underwriting results and prior year favorable development.
Investment Results: Net investment income up $51.8 million from Q4 2023; total investment result driven by net realized and unrealized losses, primarily in the fixed maturity investments portfolio

Investment Results
	Three months ended December 31,		Q/Q Change
(in thousands, except percentages)	2024	2023
Net investment income	$428,810	$376,962	$51,848
Net realized and unrealized gains (losses) on investments	(630,347)	585,939	(1,216,286)
Total investment result	$(201,537)	$962,901	$(1,164,438)
Net investment income return - annualized	5.3%	5.7%	(0.4)	pts
Total investment return - annualized	(2.4)%	15.2%	(17.6)	pts
•Net investment income increased $51.8 million, due to a combination of higher average invested assets, primarily resulting from the Validus Acquisition, and higher yielding assets in the fixed maturity investments portfolio.
•Net realized and unrealized losses on investments increased by $1.2 billion, principally driven by:
–higher net realized and unrealized losses on fixed maturity investments trading of $1.1 billion, primarily due to increases in market yields in Q4 2024, as compared to decreases in Q4 2023; and
–an increase in net realized and unrealized losses on investment-related derivatives of $61.4 million, primarily as a result of increased losses on long interest rate futures from the market yield movements noted above, offset by lower losses on credit default swaps.
•Total investments were $32.6 billion at December 31, 2024 (December 31, 2023 - $29.2 billion). The weighted average yield to maturity and duration on the Company’s investment portfolio (excluding investments that have no final maturity, yield to maturity or duration) was 5.4% and 2.9 years, respectively (December 31, 2023 - 5.8% and 2.6 years, respectively).

Other Items of Note - Fourth Quarter
•Net income attributable to redeemable noncontrolling interests of $170.4 million was primarily driven by:
–strong underwriting results in DaVinci and Vermeer;
–net investment income driven by higher average invested assets and higher yielding assets within the investment portfolios of the Company’s joint ventures and managed funds; partially offset by
–net realized and unrealized losses in the investment portfolios of the Company’s joint ventures and managed funds.
•Income tax benefit of $63.9 million in Q4 2024, compared to $554.2 million in Q4 2023. The income tax benefit in Q4 2024 was primarily driven by losses in the Company’s U.S. operations, as compared to Q4 2023, which was primarily driven by a net deferred tax benefit of $593.8 million recorded in connection with the enactment of the 15% Bermuda corporate income tax act on December 27, 2023.
•Net foreign exchange losses of $48.4 million in Q4 2024, an increase of $60.8 million from Q4 2023. The net foreign exchange losses were driven by losses attributable to third-party investors in Medici which are allocated through net income (loss) attributable to redeemable noncontrolling interest, and the impact of certain foreign exchange exposures related to underwriting activities.
•Share Repurchases of 1.7 million common shares at an aggregate cost of $462.3 million and an average price of $264.43 per common share.

Consolidated Financial Results - Full Year

Consolidated Highlights
	Year ended December 31,
(in thousands, except per share amounts and percentages)	2024	2023
Gross premiums written	$11,733,066	$8,862,366
Net premiums written	9,952,216	7,467,813
Net premiums earned	10,095,760	7,471,133
Underwriting income (loss)	1,622,324	1,647,408
Combined ratio	83.9%	77.9%
Adjusted combined ratio (1)	81.5%	77.1%

Net Income (Loss)
Available (attributable) to common shareholders	$1,834,985	$2,525,757
Available (attributable) to common shareholders per diluted common share	$35.21	$52.27
Return on average common equity - annualized	19.3%	40.5%

Operating Income (Loss) (1)
Available (attributable) to common shareholders (1)	$2,234,426	$1,824,910
Available (attributable) to common shareholders per diluted common share (1)	$42.99	$37.54
Operating return on average common equity (1)	23.5%	29.3%

Book Value per Share
Book value per common share	$195.77	$165.20
Year to date change in book value per share (2)	18.5%	57.9%
Year to date change in book value per common share plus change in accumulated dividends (2)	19.4%	59.3%

Tangible Book Value per Share (1)
Tangible book value per common share plus accumulated dividends (1)	$205.26	$168.39
Year to date change in tangible book value per common share plus change in accumulated dividends (1) (2)	26.0%	47.6%
(1)See “Comments on Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.
(2)Represents the percentage change in value during the periods presented.

Three Drivers of Profit: Underwriting, Fee, and Investment Income - Full Year
Underwriting Results - Property Segment: Net premiums written increased 29.2%; Combined ratio of 57.2%; 23.0 percentage points from the 2024 Large Loss Events.

Property Segment
	Year ended December 31,		Y/Y Change
(in thousands, except percentages)	2024	2023
Gross premiums written	$4,823,731	$3,562,414	35.4%
Net premiums written	3,833,636	2,967,309	29.2%
Net premiums earned	3,850,352	3,090,792	24.6%
Underwriting income (loss)	1,647,712	1,439,327

Underwriting Ratios
Net claims and claim expense ratio - current accident year	50.9%	39.1%	11.8	pts
Net claims and claim expense ratio - prior accident years	(21.2)%	(13.2)%	(8.0)	pts
Net claims and claim expense ratio - calendar year	29.7%	25.9%	3.8	pts
Underwriting expense ratio	27.5%	27.5%	—	pts
Combined ratio	57.2%	53.4%	3.8	pts
Adjusted combined ratio (1)	54.9%	52.9%	2.0	pts
(1)See “Comments on Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.
•Gross premiums written increased $1.3 billion, or 35.4%, driven by:
–an increase in catastrophe of $850.6 million, or 39.6%, driven by the renewal of business acquired in the Validus Acquisition, in conjunction with the retention of legacy lines.
–an increase in other property of $410.8 million, or 29.0%, in both catastrophe and non-catastrophe exposed business, reflecting the renewal of business acquired in the Validus Acquisition and organic growth.
•Net premiums written increased $866.3 million, or 29.2%, consistent with the changes in gross premiums written, partially offset by an increase in ceded premiums written as part of the Company’s gross-to-net strategy.
•Net claims and claim expense ratio - current accident year increased by 11.8 percentage points, primarily as a result of a higher impact from the 2024 Large Loss Events in 2024 compared to the impact from the 2023 Large Loss Events in 2023.
–2024 Large Loss Events contributed 23.1 percentage points to the current accident year net claims and claim expense ratio in 2024, while the 2023 Large Loss Events contributed 11.0 percentage points in 2023.
•Net claims and claim expense ratio - prior accident years reflected net favorable development in 2024 of 21.2%, primarily driven by:
–net favorable development of $622.2 million from the large loss events across the 2017 to 2023 accident years, including $464.4 million from the weather-related large losses in 2021 and 2022, driven by better than expected loss emergence; and
–net favorable development on net attritional losses within the other property class of business.

•Combined Ratio increased by 3.8 percentage points, and adjusted combined ratio, which removes the impact of acquisition related purchase accounting adjustments, increased by 2.0 percentage points, driven by higher current accident year losses and partially offset by higher prior year favorable development.
Underwriting Results - Casualty and Specialty Segment: Net premiums written increased by 36.0%; Combined ratio of 100.4% and Adjusted combined ratio of 98.0%

Casualty and Specialty Segment
	Year ended December 31,		Y/Y Change
(in thousands, except percentages)	2024	2023
Gross premiums written	$6,909,335	$5,299,952	30.4%
Net premiums written	6,118,580	4,500,504	36.0%
Net premiums earned	6,245,408	4,380,341	42.6%
Underwriting income (loss)	(25,388)	208,081

Underwriting Ratios
Net claims and claim expense ratio - current accident year	67.6%	64.3%	3.3	pts
Net claims and claim expense ratio - prior accident years	(0.5)%	(1.0)%	0.5	pts
Net claims and claim expense ratio - calendar year	67.1%	63.3%	3.8	pts
Underwriting expense ratio	33.3%	31.9%	1.4	pts
Combined ratio	100.4%	95.2%	5.2	pts
Adjusted combined ratio (1)	98.0%	94.2%	3.8	pts
(1)See “Comments on Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.
•Gross premiums written increased $1.6 billion, or 30.4%, driven by:
–the renewal of business acquired in the Validus Acquisition, principally in the other specialty and general casualty classes of business, which grew by $926.5 million and $550.7 million, respectively, compared to 2023; and
–organic growth of legacy lines, particularly within the other specialty class of business.
•Net premiums written increased 36.0%, consistent with the drivers discussed for gross premiums written above, in addition to an overall reduction in retrocessional purchases.
•Net claims and claim expense ratio - current accident year increased by 3.3 percentage points, primarily driven by higher attritional losses within certain casualty lines of business, and the impact of event losses on catastrophe exposed lines within the other specialty class of business.
•Net claims and claim expense ratio - prior accident years reflects net favorable development driven by reported losses generally coming in lower than expected on attritional net claims and claim expenses from the other specialty and credit classes of business.
•Underwriting expense ratio increased 1.4 percentage points due to the impact of purchase accounting adjustments related to the Validus Acquisition.
•Combined ratio increased by 5.2 percentage points, and adjusted combined ratio, which removes the impact of acquisition related purchase accounting adjustments, increased by 3.8 percentage points, each primarily due to the increase in net claims and claim expense ratio.

Fee Income: $326.8 million of fee income; up 38.0% from 2023; increase in both management and performance fees

Fee Income
	Year ended December 31,		Y/Y Change
(in thousands, except percentages)	2024	2023
Total management fee income	$219,860	$176,599	$43,261
Total performance fee income (loss) (1)	106,936	60,195	46,741
Total fee income	$326,796	$236,794	$90,002
(1)Performance fees are based on the performance of the individual vehicles or products, and may be negative in a particular period if, for example, large losses occur, which can potentially result in no performance fees or the reversal of previously accrued performance fees.
•Management fee income increased by $43.3 million, reflecting growth in the Company’s joint ventures and managed funds, specifically DaVinci and Fontana, as well as the recording of management fees in DaVinci in 2024 that were deferred in 2022 and 2021 as a result of the weather-related large losses experienced in prior years. The increase was partially offset by a decrease in fees associated with the reduction in capital managed at Upsilon.
•Performance fee income increased $46.7 million, driven by improved current year underwriting results, primarily in DaVinci, Upsilon and the Company’s structured reinsurance products.
Investment Results: Total investment result of $1.6 billion, driven by net investment income of $1.7 billion and partially offset by net realized and unrealized losses on investments of $27.8 million

Investment Results
	Year ended December 31,		Y/Y Change
(in thousands, except percentages)	2024	2023
Net investment income	$1,654,289	$1,253,110	$401,179
Net realized and unrealized gains (losses) on investments	(27,840)	414,522	(442,362)
Total investment result	$1,626,449	$1,667,632	$(41,183)
Net investment income return	5.5%	5.3%	0.2	pts
Total investment return	5.4%	6.9%	(1.5)	pts
•Net investment income increased $401.2 million, due to a combination of higher average invested assets, primarily resulting from the Validus Acquisition, and higher yielding assets in the fixed maturity investments portfolio.
•Net realized and unrealized losses on investments increased $442.4 million, principally driven by:
–net realized and unrealized losses on fixed maturity investments trading of $246.4 million in 2024, compared to net realized and unrealized gains of $292.1 million in 2023, primarily due to increases in yields on longer duration assets during 2024, compared to decreases in 2023; and
–an increase in net realized and unrealized gains on other investments of $159.4 million, driven by an increase in the value of the Company’s investment in TWFG as a result of TWFG, Inc.’s initial public offering in the third quarter of 2024.

Other Items of Note - Full Year and Subsequent Events
•Net income attributable to redeemable noncontrolling interests of $1.1 billion was primarily driven by:
–strong underwriting results in DaVinci and Vermeer;
–net investment income driven by higher interest rates and higher yielding assets within the investment portfolios of the Company’s joint ventures and managed funds;
–net realized and unrealized gains on catastrophe bonds recorded during the year in Medici; partially offset by
–net realized and unrealized losses in the investment portfolios of the Company’s joint ventures and managed funds.
•Income tax expense of $32.6 million in 2024 compared to an income tax benefit of $510.1 million in 2023. The income tax expense in 2024 was primarily driven by operating income in the Company’s taxable jurisdictions; partially offset by a $33.7 million deferred tax benefit resulting from the merger of RenaissanceRe Europe AG and Validus Switzerland completed in the second quarter. The income tax benefit in 2023 was primarily driven by a net deferred tax benefit of $593.8 million recorded in connection with the enactment of the 15% Bermuda corporate income tax on December 27, 2023.
•Net foreign exchange losses of $76.1 million in 2024 compared to a loss of $41.5 million in 2023. The net foreign exchange losses for 2024 and 2023 were driven by losses attributable to third-party investors in Medici which are allocated through net income (loss) attributable to redeemable noncontrolling interest, and the impact of certain foreign exchange exposures related to underwriting activities.
•Raised third party capital in 2024 of $857.4 million, primarily through DaVinci ($300.0 million), Medici ($199.6 million), Fontana ($100.0 million) and Vermeer ($175.0 million).
•Return of third-party capital in 2024 of $1.4 billion, including:
–$396.9 million of distributions from DaVinci, Vermeer, Medici and Top Layer, following strong earnings across these vehicles;
–$332.9 million from Upsilon Diversified as a result of the release of collateral associated with prior years’ contracts; and
–the remainder from redemptions from third-party investors rebalancing their portfolios, primarily because of the strong results noted above.
•Effective January 1, 2025, raised third party capital of $237.8 million in DaVinci, Medici and Fontana and returned third party capital of $99.0 million in DaVinci and Fontana. Following these transactions, the Company’s ownership in DaVinci, Medici and Fontana was 24.3%, 16.5% and 28.7%, respectively.
•Share repurchases of 2.7 million common shares at an aggregate cost of $677.6 million and an average price of $249.93 per common share in 2024. Repurchased an additional 546.9 thousand common shares at an aggregate cost of $137.7 million from January 1, 2025 through January 24, 2025.
•The California wildfires, commencing in January 2025, have led to a range of publicly available industry insured loss estimates. The Company expects its pre-tax net negative impact to be approximately 1.5% of the California wildfires’ aggregate industry insured loss. Based on a $50 billion aggregate industry insured loss, the Company estimates a pre-tax net negative impact on net income (loss) available (attributable) to common shareholders of approximately $750 million in the first quarter of 2025. The Company’s assessment of the impact from the California wildfires is preliminary, and is based on, among other things, initial industry insured loss estimates, market share analysis, the application of modeling techniques, a review of in-force contracts and potential uncertainties relating to reinsurance recoveries. It is difficult at this time to provide an accurate estimate of the financial impact of the California wildfires, including as a result of the preliminary nature of the information provided thus far by industry participants, the magnitude and recency of the California wildfires, and other factors.

Net Negative Impact
Net negative impact on underwriting result includes the sum of (1) net claims and claim expenses incurred, (2) assumed and ceded reinstatement premiums earned and (3) earned and lost profit commissions. Net negative impact on net income (loss) available (attributable) to RenaissanceRe common shareholders is the sum of (1) net negative impact on underwriting result and (2) redeemable noncontrolling interest, both before consideration of any related income tax benefit (expense).
The Company’s estimates of net negative impact are based on a review of the Company’s potential exposures, preliminary discussions with certain counterparties and actuarial modeling techniques. The Company’s actual net negative impact, both individually and in the aggregate, may vary from these estimates, perhaps materially. Changes in these estimates will be recorded in the period in which they occur.
Meaningful uncertainty remains regarding the estimates and the nature and extent of the losses from these catastrophe events, driven by the magnitude and recent nature of the events, the geographic areas impacted by the events, relatively limited claims data received to date, the contingent nature of business interruption and other exposures, potential uncertainties relating to reinsurance recoveries and other factors inherent in loss estimation, among other things.
Net negative impact on the segment underwriting results and consolidated combined ratio

Year ended December 31, 2024	Hurricane Milton	Hurricane Helene	Other 2024 Large Loss Events (1)	2024 Large Loss Events (2)
(in thousands, except percentages)
Net negative impact on Property segment underwriting result	$(332,710)	$(179,618)	$(267,513)	$(779,841)
Net negative impact on Casualty and Specialty segment underwriting result	—	(605)	(66,907)	(67,512)
Net negative impact on underwriting result	$(332,710)	$(180,223)	$(334,420)	$(847,353)
Percentage point impact on consolidated combined ratio	3.4	1.8	3.6	8.8
Net negative impact on the consolidated financial statements

Year ended December 31, 2024	Hurricane Milton	Hurricane Helene	Other 2024 Large Loss Events (1)	2024 Large Loss Events (2)
(in thousands)
Net claims and claims expenses incurred	$(406,878)	$(217,767)	$(381,330)	$(1,005,975)
Assumed reinstatement premiums earned	86,128	40,655	53,159	179,942
Ceded reinstatement premiums earned	(2,158)	(931)	(9,971)	(13,060)
Earned (lost) profit commissions	(9,802)	(2,180)	3,722	(8,260)
Net negative impact on underwriting result	(332,710)	(180,223)	(334,420)	(847,353)
Redeemable noncontrolling interest	62,229	36,969	87,625	186,823
Net negative impact on net income (loss) available (attributable) to RenaissanceRe common shareholders	$(270,481)	$(143,254)	$(246,795)	$(660,530)

(1)“Other 2024 Large Loss Events” includes: the Baltimore Bridge Collapse, a series of severe convective storms impacting the Southern and Midwest United States, the Hualien earthquake which impacted Taiwan in April 2024, a severe hailstorm which impacted Calgary in August 2024, Hurricane Debby, Hurricane Beryl, and certain aggregate loss contracts triggered during 2024.
(2)“2024 Large Loss Events” includes: Hurricane Milton, Hurricane Helene and the “Other 2024 Large Loss Events.”

Conference Call Details and Additional Information
Non-GAAP Financial Measures and Additional Financial Information
This Press Release includes certain financial measures that are not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”) including “operating income (loss) available (attributable) to RenaissanceRe common shareholders,” “operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted,” “operating return on average common equity - annualized,” “tangible book value per common share,” “tangible book value per common share plus accumulated dividends,” and “adjusted combined ratio.” A reconciliation of such measures to the most comparable GAAP figures in accordance with Regulation G is presented in the attached supplemental financial data.
Please refer to the “Investors - Reports & Filings” section of the Company’s website at www.renre.com for a copy of the Financial Supplement which includes additional information on the Company’s financial performance.
Conference Call Information
RenaissanceRe will host a conference call on Wednesday, January 29, 2025 at 10:00 a.m. ET to discuss this release. Live broadcast of the conference call will be available through the “Investors - News & Events - Investor Calendar” section of the Company’s website at www.renre.com. An archive of the call will be available from approximately 1:00 p.m. ET on January 29, 2025, through midnight ET on February 5, 2025.
About RenaissanceRe
RenaissanceRe is a global provider of reinsurance and insurance that specializes in matching desirable risk with efficient capital. The Company provides property, casualty and specialty reinsurance and certain insurance solutions to customers, principally through intermediaries. Established in 1993, RenaissanceRe has offices in Bermuda, Australia, Canada, Ireland, Singapore, Switzerland, the United Kingdom and the United States.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this Press Release reflect RenaissanceRe’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company may also make forward-looking statements with respect to its business and industry, such as those relating to its strategy and management objectives, plans and expectations regarding its response and ability to adapt to changing economic conditions, market standing and product volumes, competition in the industry, estimates of net negative impact and insured losses from loss events, and government initiatives and regulatory matters affecting the (re)insurance industries, among other things. These statements are subject to numerous factors that could cause actual results to differ materially from those addressed by such forward-looking statements, including the following: the Company’s exposure to natural and non-natural catastrophic events and circumstances and the variance they may cause in the Company’s financial results; the effect of climate change on the Company’s business, including the trend towards increasingly frequent and severe climate events; the effectiveness of the Company’s claims and claim expense reserving process; the effect of emerging claims and coverage issues; the performance of the Company’s investment portfolio and financial market volatility; the effects of inflation; the Company’s exposure to ceding companies and delegated authority counterparties and the risks they underwrite; the Company’s ability to maintain its financial strength ratings; the Company’s reliance on a small number of brokers; the highly competitive nature of the Company’s industry; the historically cyclical nature of the (re)insurance industries; collection on claimed retrocessional coverage and new retrocessional reinsurance being available; the Company’s ability to attract and retain key executives and employees; the Company’s ability to successfully implement its business strategies and initiatives; the Company’s exposure to credit loss from counterparties; the Company’s need to make many estimates and judgments in the preparation of its financial statements; the Company’s exposure to risks associated with its management of capital on behalf of investors; changes to the accounting rules and regulatory systems applicable to the Company’s business, including changes in Bermuda and U.S. laws or regulations; the effect of current or future macroeconomic or geopolitical events or trends, including the ongoing conflicts between Russia and Ukraine, and in the Middle East; other political, regulatory or industry initiatives adversely impacting the Company; the impact of cybersecurity risks, including technology breaches or failure; the Company’s ability to comply with covenants in its debt agreements; the effect of adverse economic factors, including changes in the prevailing interest rates; the effects of new or possible future tax actions or reform legislation and regulations in the jurisdictions in which the Company operates; the Company’s ability to determine any impairments taken on its investments; the Company’s ability to raise capital on acceptable terms; the Company’s ability to comply with applicable sanctions and foreign corrupt practices laws; the Company’s dependence on capital distributions from its subsidiaries; and other factors affecting future results disclosed in RenaissanceRe’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

INVESTOR CONTACT: RenaissanceRe Holdings Ltd. Keith McCue Senior Vice President, Finance & Investor Relations (441) 239-4830	MEDIA CONTACT: RenaissanceRe Holdings Ltd. Hayden Kenny Senior Vice President, Investor Relations & Communications (441) 239-4946 or Kekst CNC Nicholas Capuano (917) 842-7859

RenaissanceRe Holdings Ltd.
Summary Consolidated Statements of Operations
(in thousands of United States Dollars, except per share amounts and percentages)
(Unaudited)
	Three months ended		Year ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Revenues
Gross premiums written	$1,916,751	$1,802,041	$11,733,066	$8,862,366
Net premiums written	$1,751,628	$1,587,047	$9,952,216	$7,467,813
Decrease (increase) in unearned premiums	775,938	662,398	143,544	3,320
Net premiums earned	2,527,566	2,249,445	10,095,760	7,471,133
Net investment income	428,810	376,962	1,654,289	1,253,110
Net foreign exchange gains (losses)	(48,382)	12,398	(76,076)	(41,479)
Equity in earnings (losses) of other ventures	14,652	15,402	47,087	43,474
Other income (loss)	1,129	144	1,928	(6,152)
Net realized and unrealized gains (losses) on investments	(630,347)	585,939	(27,840)	414,522
Total revenues	2,293,428	3,240,290	11,695,148	9,134,608
Expenses
Net claims and claim expenses incurred	1,483,742	979,522	5,332,981	3,573,509
Acquisition expenses	678,170	594,487	2,643,867	1,875,034
Operational expenses	157,104	134,466	496,588	375,182
Corporate expenses	34,295	74,285	134,784	127,642
Interest expense	23,246	23,201	93,768	73,181
Total expenses	2,376,557	1,805,961	8,701,988	6,024,548
Income (loss) before taxes	(83,129)	1,434,329	2,993,160	3,110,060
Income tax benefit (expense)	63,908	554,206	(32,628)	510,067
Net income (loss)	(19,221)	1,988,535	2,960,532	3,620,127
Net (income) loss attributable to redeemable noncontrolling interests	(170,438)	(403,009)	(1,090,172)	(1,058,995)
Net income (loss) attributable to RenaissanceRe	(189,659)	1,585,526	1,870,360	2,561,132
Dividends on preference shares	(8,844)	(8,844)	(35,375)	(35,375)
Net income (loss) available (attributable) to RenaissanceRe common shareholders	$(198,503)	$1,576,682	$1,834,985	$2,525,757

Net income (loss) available (attributable) to RenaissanceRe common shareholders per common share – basic	$(3.95)	$30.51	$35.31	$52.40
Net income (loss) available (attributable) to RenaissanceRe common shareholders per common share – diluted	$(3.95)	$30.43	$35.21	$52.27
Operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted (1)	$8.06	$11.77	$42.99	$37.54

Average shares outstanding - basic	50,429	50,937	51,186	47,493
Average shares outstanding - diluted	50,429	51,072	51,339	47,607

Net claims and claim expense ratio	58.7%	43.5%	52.8%	47.8%
Underwriting expense ratio	33.0%	32.5%	31.1%	30.1%
Combined ratio	91.7%	76.0%	83.9%	77.9%

Return on average common equity - annualized	(7.8)%	83.5%	19.3%	40.5%
Operating return on average common equity - annualized (1)	16.0%	33.0%	23.5%	29.3%
(1)See Comments on Non-GAAP Financial Measures for a reconciliation of non-GAAP financial measures.

RenaissanceRe Holdings Ltd.
Summary Consolidated Balance Sheets
(in thousands of United States Dollars, except per share amounts)

	December 31, 2024	December 31, 2023
Assets
Fixed maturity investments trading, at fair value	$23,562,514	$20,877,108
Short term investments, at fair value	4,531,655	4,604,079
Equity investments, at fair value	117,756	106,766
Other investments, at fair value	4,324,761	3,515,566
Investments in other ventures, under equity method	102,770	112,624
Total investments	32,639,456	29,216,143
Cash and cash equivalents	1,676,604	1,877,518
Premiums receivable	7,290,228	7,280,682
Prepaid reinsurance premiums	888,332	924,777
Reinsurance recoverable	4,481,390	5,344,286
Accrued investment income	238,290	205,713
Deferred acquisition costs and value of business acquired	1,552,359	1,751,437
Deferred tax asset	701,053	685,040
Receivable for investments sold	91,669	622,197
Other assets	444,037	323,960
Goodwill and other intangible assets	704,132	775,352
Total assets	$50,707,550	$49,007,105
Liabilities, Noncontrolling Interests and Shareholders’ Equity
Liabilities
Reserve for claims and claim expenses	$21,303,491	$20,486,869
Unearned premiums	5,950,415	6,136,135
Debt	1,886,689	1,958,655
Reinsurance balances payable	2,804,344	3,186,174
Payable for investments purchased	150,721	661,611
Other liabilities	1,060,129	1,021,872
Total liabilities	33,155,789	33,451,316
Redeemable noncontrolling interests	6,977,749	6,100,831
Shareholders’ Equity
Preference shares	750,000	750,000
Common shares	50,181	52,694
Additional paid-in capital	1,512,435	2,144,459
Accumulated other comprehensive income (loss)	(14,756)	(14,211)
Retained earnings	8,276,152	6,522,016
Total shareholders’ equity attributable to RenaissanceRe	10,574,012	9,454,958
Total liabilities, noncontrolling interests and shareholders’ equity	$50,707,550	$49,007,105

Book value per common share	$195.77	$165.20

RenaissanceRe Holdings Ltd.
Supplemental Financial Data - Segment Information
(in thousands of United States Dollars, except percentages)
(Unaudited)
	Three months ended December 31, 2024
	Property	Casualty and Specialty	Other	Total
Gross premiums written	$390,043	$1,526,708	$—	$1,916,751
Net premiums written	$376,136	$1,375,492	$—	$1,751,628
Net premiums earned	$938,658	$1,588,908	$—	$2,527,566
Net claims and claim expenses incurred	384,156	1,099,586	—	1,483,742
Acquisition expenses	191,988	486,182	—	678,170
Operational expenses	95,623	61,481	—	157,104
Underwriting income (loss)	$266,891	$(58,341)	$—	208,550
Net investment income			428,810	428,810
Net foreign exchange gains (losses)			(48,382)	(48,382)
Equity in earnings of other ventures			14,652	14,652
Other income (loss)			1,129	1,129
Net realized and unrealized gains (losses) on investments			(630,347)	(630,347)
Corporate expenses			(34,295)	(34,295)
Interest expense			(23,246)	(23,246)
Income (loss) before taxes and redeemable noncontrolling interests				(83,129)
Income tax benefit (expense)			63,908	63,908
Net (income) loss attributable to redeemable noncontrolling interests			(170,438)	(170,438)
Dividends on preference shares			(8,844)	(8,844)
Net income (loss) available (attributable) to RenaissanceRe common shareholders				$(198,503)

Net claims and claim expenses incurred – current accident year	$732,207	$1,105,011	$—	$1,837,218
Net claims and claim expenses incurred – prior accident years	(348,051)	(5,425)	—	(353,476)
Net claims and claim expenses incurred – total	$384,156	$1,099,586	$—	$1,483,742

Net claims and claim expense ratio – current accident year	78.0%	69.5%		72.7%
Net claims and claim expense ratio – prior accident years	(37.1)%	(0.3)%		(14.0)%
Net claims and claim expense ratio – calendar year	40.9%	69.2%		58.7%
Underwriting expense ratio	30.7%	34.5%		33.0%
Combined ratio	71.6%	103.7%		91.7%

	Three months ended December 31, 2023
	Property	Casualty and Specialty	Other	Total
Gross premiums written	$344,597	$1,457,444	$—	$1,802,041
Net premiums written	$357,953	$1,229,094	$—	$1,587,047
Net premiums earned	$884,321	$1,365,124	$—	$2,249,445
Net claims and claim expenses incurred	123,942	855,580	—	979,522
Acquisition expenses	170,854	423,633	—	594,487
Operational expenses	85,919	48,547	—	134,466
Underwriting income (loss)	$503,606	$37,364	$—	540,970
Net investment income			376,962	376,962
Net foreign exchange gains (losses)			12,398	12,398
Equity in earnings of other ventures			15,402	15,402
Other income (loss)			144	144
Net realized and unrealized gains (losses) on investments			585,939	585,939
Corporate expenses			(74,285)	(74,285)
Interest expense			(23,201)	(23,201)
Income (loss) before taxes and redeemable noncontrolling interests				1,434,329
Income tax benefit (expense)			554,206	554,206
Net (income) loss attributable to redeemable noncontrolling interests			(403,009)	(403,009)
Dividends on preference shares			(8,844)	(8,844)
Net income (loss) available (attributable) to RenaissanceRe common shareholders				$1,576,682

Net claims and claim expenses incurred – current accident year	$275,638	$859,694	$—	$1,135,332
Net claims and claim expenses incurred – prior accident years	(151,696)	(4,114)	—	(155,810)
Net claims and claim expenses incurred – total	$123,942	$855,580	$—	$979,522

Net claims and claim expense ratio – current accident year	31.2%	63.0%		50.5%
Net claims and claim expense ratio – prior accident years	(17.2)%	(0.3)%		(7.0)%
Net claims and claim expense ratio – calendar year	14.0%	62.7%		43.5%
Underwriting expense ratio	29.1%	34.6%		32.5%
Combined ratio	43.1%	97.3%		76.0%

RenaissanceRe Holdings Ltd.
Supplemental Financial Data - Segment Information
(in thousands of United States Dollars, except percentages)
(Unaudited)
	Year ended December 31, 2024
	Property	Casualty and Specialty	Other	Total
Gross premiums written	$4,823,731	$6,909,335	$—	$11,733,066
Net premiums written	$3,833,636	$6,118,580	$—	$9,952,216
Net premiums earned	$3,850,352	$6,245,408	$—	$10,095,760
Net claims and claim expenses incurred	1,141,726	4,191,255	—	5,332,981
Acquisition expenses	758,554	1,885,313	—	2,643,867
Operational expenses	302,360	194,228	—	496,588
Underwriting income (loss)	$1,647,712	$(25,388)	$—	1,622,324
Net investment income			1,654,289	1,654,289
Net foreign exchange gains (losses)			(76,076)	(76,076)
Equity in earnings of other ventures			47,087	47,087
Other income (loss)			1,928	1,928
Net realized and unrealized gains (losses) on investments			(27,840)	(27,840)
Corporate expenses			(134,784)	(134,784)
Interest expense			(93,768)	(93,768)
Income (loss) before taxes and redeemable noncontrolling interests				2,993,160
Income tax benefit (expense)			(32,628)	(32,628)
Net (income) loss attributable to redeemable noncontrolling interests			(1,090,172)	(1,090,172)
Dividends on preference shares			(35,375)	(35,375)
Net income (loss) available (attributable) to RenaissanceRe common shareholders				$1,834,985

Net claims and claim expenses incurred – current accident year	$1,960,578	$4,223,737	$—	$6,184,315
Net claims and claim expenses incurred – prior accident years	(818,852)	(32,482)	—	(851,334)
Net claims and claim expenses incurred – total	$1,141,726	$4,191,255	$—	$5,332,981

Net claims and claim expense ratio – current accident year	50.9%	67.6%		61.3%
Net claims and claim expense ratio – prior accident years	(21.2)%	(0.5)%		(8.5)%
Net claims and claim expense ratio – calendar year	29.7%	67.1%		52.8%
Underwriting expense ratio	27.5%	33.3%		31.1%
Combined ratio	57.2%	100.4%		83.9%

	Year ended December 31, 2023
	Property	Casualty and Specialty	Other	Total
Gross premiums written	$3,562,414	$5,299,952	$—	$8,862,366
Net premiums written	$2,967,309	$4,500,504	$—	$7,467,813
Net premiums earned	$3,090,792	$4,380,341	$—	$7,471,133
Net claims and claim expenses incurred	799,905	2,773,604	—	3,573,509
Acquisition expenses	600,127	1,274,907	—	1,875,034
Operational expenses	251,433	123,749	—	375,182
Underwriting income (loss)	$1,439,327	$208,081	$—	1,647,408
Net investment income			1,253,110	1,253,110
Net foreign exchange gains (losses)			(41,479)	(41,479)
Equity in earnings of other ventures			43,474	43,474
Other income (loss)			(6,152)	(6,152)
Net realized and unrealized gains (losses) on investments			414,522	414,522
Corporate expenses			(127,642)	(127,642)
Interest expense			(73,181)	(73,181)
Income (loss) before taxes and redeemable noncontrolling interests				3,110,060
Income tax benefit (expense)			510,067	510,067
Net (income) loss attributable to redeemable noncontrolling interests			(1,058,995)	(1,058,995)
Dividends on preference shares			(35,375)	(35,375)
Net income (loss) available (attributable) to RenaissanceRe common shareholders				$2,525,757

Net claims and claim expenses incurred – current accident year	$1,208,810	$2,815,306	$—	$4,024,116
Net claims and claim expenses incurred – prior accident years	(408,905)	(41,702)	—	(450,607)
Net claims and claim expenses incurred – total	$799,905	$2,773,604	$—	$3,573,509

Net claims and claim expense ratio – current accident year	39.1%	64.3%		53.9%
Net claims and claim expense ratio – prior accident years	(13.2)%	(1.0)%		(6.1)%
Net claims and claim expense ratio – calendar year	25.9%	63.3%		47.8%
Underwriting expense ratio	27.5%	31.9%		30.1%
Combined ratio	53.4%	95.2%		77.9%

RenaissanceRe Holdings Ltd.
Supplemental Financial Data - Gross Premiums Written
(in thousands of United States Dollars)
(Unaudited)

	Three months ended		Year ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Property Segment
Catastrophe	$47,159	$55,068	$2,996,890	$2,146,323
Other property	342,884	289,529	1,826,841	1,416,091
Property segment gross premiums written	$390,043	$344,597	$4,823,731	$3,562,414

Casualty and Specialty Segment
General casualty (1)	$541,354	$535,311	$2,280,818	$1,730,102
Professional liability (2)	295,938	240,597	1,212,134	1,212,393
Credit (3)	136,412	206,476	901,716	769,321
Other specialty (4)	553,004	475,060	2,514,667	1,588,136
Casualty and Specialty segment gross premiums written	$1,526,708	$1,457,444	$6,909,335	$5,299,952

(1)	Includes automobile liability, casualty clash, employers’ liability, umbrella or excess casualty, workers’ compensation and general liability.
(2)	Includes directors and officers, medical malpractice, professional indemnity and transactional liability.
(3)	Includes financial guaranty, mortgage guaranty, political risk, surety and trade credit.
(4)
Includes accident and health, agriculture, aviation, construction, cyber, energy, marine, satellite and terrorism. Lines of business such as regional multi-line and whole account may have characteristics of various other lines of business, and are allocated accordingly.

RenaissanceRe Holdings Ltd.
Supplemental Financial Data - Total Investment Result
(in thousands of United States Dollars, except percentages)
(Unaudited)

	Three months ended		Year ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Fixed maturity investments trading	$295,773	$230,437	$1,116,649	$744,457
Short term investments	41,230	63,400	183,153	213,303
Equity investments	641	586	2,460	7,261
Other investments
Catastrophe bonds	60,984	57,636	238,844	200,572
Other	22,932	21,874	82,457	87,296
Cash and cash equivalents	13,894	10,114	54,241	23,123
	435,454	384,047	1,677,804	1,276,012
Investment expenses	(6,644)	(7,085)	(23,515)	(22,902)
Net investment income	$428,810	$376,962	$1,654,289	$1,253,110

Net investment income return - annualized	5.3%	5.7%	5.5%	5.3%

Net realized gains (losses) on fixed maturity investments trading	$(29,964)	$(92,952)	$(63,929)	$(393,041)
Net unrealized gains (losses) on fixed maturity investments trading	(535,959)	671,088	(182,494)	685,095
Net realized and unrealized gains (losses) on fixed maturity investments trading	(565,923)	578,136	(246,423)	292,054
Net realized and unrealized gains (losses) on investment-related derivatives	(107,381)	(45,977)	(57,279)	(68,272)
Net realized gains (losses) on equity investments	—	11	355	(27,492)
Net unrealized gains (losses) on equity investments	(15,747)	11,204	10,621	73,243
Net realized and unrealized gains (losses) on equity investments	(15,747)	11,215	10,976	45,751
Net realized and unrealized gains (losses) on other investments - catastrophe bonds	11,262	7,111	62,353	101,897
Net realized and unrealized gains (losses) on other investments - other	47,442	35,454	202,533	43,092
Net realized and unrealized gains (losses) on investments	(630,347)	585,939	(27,840)	414,522
Total investment result	$(201,537)	$962,901	$1,626,449	$1,667,632

Total investment return - annualized	(2.4)%	15.2%	5.4%	6.9%

Comments on Non-GAAP Financial Measures
In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures within the meaning of Regulation G. The Company has provided certain of these financial measures in previous investor communications and the Company’s management believes that such measures are important to investors and other interested persons, and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within or outside the industry. These measures may not, however, be comparable to similarly titled measures used by companies within or outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP measures in assessing the Company’s overall financial performance.
Operating Income (Loss) Available (Attributable) to RenaissanceRe Common Shareholders, Operating Income (Loss) Available (Attributable) to RenaissanceRe Common Shareholders per Common Share – Diluted and Operating Return on Average Common Equity - Annualized

The Company uses “operating income (loss) available (attributable) to RenaissanceRe common shareholders” as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its corporate performance. “Operating income (loss) available (attributable) to RenaissanceRe common shareholders” as used herein differs from “net income (loss) available (attributable) to RenaissanceRe common shareholders,” which the Company believes is the most directly comparable GAAP measure, by the exclusion of (1) net realized and unrealized gains and losses on investments, excluding other investments - catastrophe bonds, (2) net foreign exchange gains and losses, (3) expenses or revenues associated with acquisitions, dispositions and impairments, (4) acquisition related purchase accounting adjustments, (5) the Bermuda net deferred tax asset, (6) the income tax expense or benefit associated with these adjustments, and (7) the portion of these adjustments attributable to the Company’s redeemable noncontrolling interests. The Company also uses “operating income (loss) available (attributable) to RenaissanceRe common shareholders” to calculate “operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted” and “operating return on average common equity - annualized.”
The Company’s management believes that “operating income (loss) available (attributable) to RenaissanceRe common shareholders,” “operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted” and “operating return on average common equity - annualized” are useful to management and investors because they provide for better comparability and more accurately measure the Company’s results of operations and remove variability.
The following table is a reconciliation of: (1) net income (loss) available (attributable) to RenaissanceRe common shareholders to “operating income (loss) available (attributable) to RenaissanceRe common shareholders”; (2) net income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted to “operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted”; and (3) return on average common equity - annualized to “operating return on average common equity - annualized.” Comparative information for the prior periods presented have been updated to conform to the current methodology and presentation.

	Three months ended		Year ended
(in thousands of United States Dollars, except per share amounts and percentages)	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net income (loss) available (attributable) to RenaissanceRe common shareholders	$(198,503)	$1,576,682	$1,834,985	$2,525,757
Adjustment for:
Net realized and unrealized losses (gains) on investments, excluding other investments - catastrophe bonds	641,609	(578,828)	90,193	(312,625)
Net foreign exchange losses (gains)	48,382	(12,398)	76,076	41,479
Expenses (revenues) associated with acquisitions, dispositions and impairments (1)	15,975	61,666	70,943	76,380
Acquisition related purchase accounting adjustments (2)	59,763	52,812	242,938	64,866
Bermuda net deferred tax asset (3)	(449)	(593,765)	(8,339)	(593,765)
Income tax expense (benefit) (4)	(33,035)	12,250	13,290	3,289
Net income (loss) attributable to redeemable noncontrolling interests (5)	(126,865)	104,691	(85,660)	19,529
Operating income (loss) available (attributable) to RenaissanceRe common shareholders	$406,877	$623,110	$2,234,426	$1,824,910

Net income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted	$(3.95)	$30.43	$35.21	$52.27
Adjustment for:
Net realized and unrealized losses (gains) on investments, excluding other investments - catastrophe bonds	12.72	(11.33)	1.76	(6.57)
Net foreign exchange losses (gains)	0.96	(0.24)	1.48	0.87
Expenses (revenues) associated with acquisitions, dispositions and impairments (1)	0.33	1.21	1.38	1.60
Acquisition related purchase accounting adjustments (2)	1.19	1.04	4.73	1.36
Bermuda net deferred tax asset (3)	(0.01)	(11.63)	(0.16)	(12.47)
Income tax expense (benefit) (4)	(0.66)	0.24	0.26	0.07
Net income (loss) attributable to redeemable noncontrolling interests (5)	(2.52)	2.05	(1.67)	0.41
Operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted	$8.06	$11.77	$42.99	$37.54

Return on average common equity - annualized	(7.8)%	83.5%	19.3%	40.5%
Adjustment for:
Net realized and unrealized losses (gains) on investments, excluding other investments - catastrophe bonds	25.3%	(30.6)%	0.9%	(5.0)%
Net foreign exchange losses (gains)	1.9%	(0.7)%	0.8%	0.7%
Expenses (revenues) associated with acquisitions, dispositions and impairments (1)	0.5%	3.3%	0.8%	1.2%
Acquisition related purchase accounting adjustments (2)	2.4%	2.8%	2.6%	1.0%
Bermuda net deferred tax asset (3)	—%	(31.4)%	(0.1)%	(9.5)%
Income tax expense (benefit) (4)	(1.3)%	0.6%	0.1%	0.1%
Net income (loss) attributable to redeemable noncontrolling interests (5)	(5.0)%	5.5%	(0.9)%	0.3%
Operating return on average common equity - annualized	16.0%	33.0%	23.5%	29.3%
(1)Revised from previously reported “corporate expenses associated with acquisitions and dispositions” to “expenses (revenues) associated with acquisitions, dispositions and impairments” to clarify inclusion of impairments on strategic investments related to acquisitions and dispositions.
(2)Represents the purchase accounting adjustments related to the amortization of acquisition related intangible assets, amortization (accretion) of value of business acquired (“VOBA”) and acquisition costs, and the fair value adjustments to the net reserves for claims and claim expenses for the three months and year ended December 31, 2024 for the acquisitions of Validus of $56.0 million and $227.9 million, respectively (2023 - $48.8 million and $48.8 million, respectively); and TMR and Platinum of $3.8 million and $15.0 million respectively (2023 - $4.0 million and $16.1 million respectively).
(3)Represents a net deferred tax benefit recorded during the period in connection with the enactment of the 15% Bermuda corporate income tax on December 27, 2023.
(4)Represents the income tax (expense) benefit associated with the adjustments to net income (loss) available (attributable) to RenaissanceRe common shareholders. The income tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors.
(5)Represents the portion of the adjustments above that are attributable to the Company’s redeemable noncontrolling interests, including the income tax impact of those adjustments.

Tangible Book Value Per Common Share and Tangible Book Value Per Common Share Plus Accumulated Dividends
The Company has included in this Press Release “tangible book value per common share” and “tangible book value per common share plus accumulated dividends.” “Tangible book value per common share” is defined as book value per common share excluding per share amounts for (1) acquisition related goodwill and other intangible assets, (2) acquisition related purchase accounting adjustments, and (3) other goodwill and intangible assets. “Tangible book value per common share plus accumulated dividends” is defined as book value per common share excluding per share amounts for (1) acquisition related goodwill and other intangible assets, (2) acquisition related purchase accounting adjustments, and (3) other goodwill and intangible assets, plus accumulated dividends.
The Company’s management believes “tangible book value per common share” and “tangible book value per common share plus accumulated dividends” are useful to investors because they provide a more accurate measure of the realizable value of shareholder returns, excluding the impact of goodwill and intangible assets and acquisition related purchase accounting adjustments. The following table is a reconciliation of book value per common share to “tangible book value per common share” and “tangible book value per common share plus accumulated dividends.” Comparative information for the prior periods presented have been updated to conform to the current methodology and presentation.

	December 31, 2024	December 31, 2023
Book value per common share	$195.77	$165.20
Adjustment for:
Acquisition related goodwill and other intangible assets (1)	(14.03)	(14.71)
Other goodwill and intangible assets (2)	(0.18)	(0.35)
Acquisition related purchase accounting adjustments (3)	(4.38)	(8.27)
Tangible book value per common share	177.18	141.87
Adjustment for accumulated dividends	28.08	26.52
Tangible book value per common share plus accumulated dividends	$205.26	$168.39

Quarterly change in book value per common share	(3.1)%	23.6%
Quarterly change in book value per common share plus change in accumulated dividends	(2.9)%	23.9%
Quarterly change in tangible book value per common share plus change in accumulated dividends	(2.8)%	11.6%
Year to date change in book value per common share	18.5%	57.9%
Year to date change in book value per common share plus change in accumulated dividends	19.4%	59.3%
Year to date change in tangible book value per common share plus change in accumulated dividends	26.0%	47.6%
(1)Represents the acquired goodwill and other intangible assets at December 31, 2024 for the acquisitions of Validus $476.3 million (2023 - $542.7 million), TMR $26.0 million (2023 - $27.2 million) and Platinum $201.8 million (2023 - $205.5 million).
(2)At December 31, 2024, the adjustment for other goodwill and intangible assets included $8.9 million (December 31, 2023 - $18.1 million) of goodwill and other intangibles included in investments in other ventures, under equity method. Previously reported “adjustment for goodwill and other intangibles” has been bifurcated into “acquisition related goodwill and other intangible assets” and “other goodwill and intangible assets.”
(3)Represents the purchase accounting adjustments related to the unamortized VOBA and acquisition costs, and the fair value adjustments to reserves at December 31, 2024 for the acquisitions of Validus $168.6 million (2023 - $374.4 million), TMR $51.6 million (2023 - $62.2 million) and Platinum $(0.6) million (2023 - $(0.8) million).

Adjusted Combined Ratio
The Company has included in this Press Release “adjusted combined ratio” for the company, its segments and certain classes of business. “Adjusted combined ratio” is defined as the combined ratio adjusted for the impact of acquisition related purchase accounting, which includes the amortization of acquisition related intangible assets, purchase accounting adjustments related to the amortization (accretion) of VOBA and acquisition costs, and the fair value adjustments to the net reserve for claims and claim expenses for the acquisitions of Validus, TMR and Platinum. The combined ratio is calculated as the sum of (1) net claims and claim expenses incurred, (2) acquisition expenses, and (3) operational expenses; divided by net premiums earned. The acquisition related purchase accounting adjustments impact net claims and claim expenses incurred and acquisition expenses. The Company’s management believes “adjusted combined ratio” is useful to management and investors because it provides for better comparability and more accurately measures the Company’s underlying underwriting performance. The following table is a reconciliation of combined ratio to “adjusted combined ratio.”

	Three months ended December 31, 2024
	Catastrophe	Other Property	Property	Casualty and Specialty	Total
Combined ratio	50.2%	106.3%	71.6%	103.7%	91.7%
Adjustment for acquisition related purchase accounting adjustments (1)	(2.8)%	(1.8)%	(2.4)%	(2.4)%	(2.3)%
Adjusted combined ratio	47.4%	104.5%	69.2%	101.3%	89.4%

	Three months ended December 31, 2023
	Catastrophe	Other Property	Property	Casualty and Specialty	Total
Combined ratio	17.8%	79.9%	43.1%	97.3%	76.0%
Adjustment for acquisition related purchase accounting adjustments (1)	(2.0)%	(0.5)%	(1.4)%	(3.0)%	(2.4)%
Adjusted combined ratio	15.8%	79.4%	41.7%	94.3%	73.6%

	Year ended December 31, 2024
	Catastrophe	Other Property	Property	Casualty and Specialty	Total
Combined ratio	35.6%	89.2%	57.2%	100.4%	83.9%
Adjustment for acquisition related purchase accounting adjustments (1)	(3.1)%	(1.1)%	(2.3)%	(2.4)%	(2.4)%
Adjusted combined ratio	32.5%	88.1%	54.9%	98.0%	81.5%

	Year ended December 31, 2023
	Catastrophe	Other Property	Property	Casualty and Specialty	Total
Combined ratio	29.8%	82.6%	53.4%	95.2%	77.9%
Adjustment for acquisition related purchase accounting adjustments (1)	(0.7)%	(0.2)%	(0.5)%	(1.0)%	(0.8)%
Adjusted combined ratio	29.1%	82.4%	52.9%	94.2%	77.1%
(1)Adjustment for acquisition related purchase accounting includes the amortization of the acquisition related intangible assets and purchase accounting adjustments related to the net amortization (accretion) of VOBA and acquisition costs, and the fair value adjustments to the net reserve for claims and claim expenses for the acquisitions of Validus, TMR and Platinum.